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                                                                       EXHIBIT 5

FOR IMMEDIATE RELEASE                                               MAY 20, 1997

Contact: Ian Campbell (818) 775-3773
        Charlie Coleman (818) 775-3766

                          GREAT WESTERN BOARD REJECTS
                       AHMANSON'S PROPOSED EXCHANGE OFFER

                REAFFIRMS COMMITMENT TO WASHINGTON MUTUAL MERGER

     CHATSWORTH, CALIF. -- Great Western Financial Corporation (NYSE: GWF) today announced that its Board of Directors, by unanimous vote of those directors present, determined that H.F. Ahmanson & Company's proposed exchange offer, which contains the same financial terms as Ahmanson's unsolicited merger proposal, is not in the best interests of Great Western and its stockholders. The Board, by unanimous vote of those directors present, recommended that Great Western stockholders reject Ahmanson's proposed exchange offer and, if and when that offer is commenced, not tender their Great Western shares to Ahmanson.

     The Board also reaffirmed its determination that the terms of its announced merger with Washington Mutual, Inc. (Nasdaq: WAMU) are fair to, and in the best interests of, Great Western and its stockholders.

     Great Western said: "In sharp contrast to Ahmanson's unsolicited proposal, our merger with Washington Mutual makes compelling economic and strategic sense for Great Western stockholders. Washington Mutual, with a superior record of stockholder returns, dividend history, financial strength, market valuation and cost management, is clearly the superior partner. We remain strongly committed to our merger with Washington Mutual and look forward to the upcoming stockholder vote on June 13, 1997."

     With assets of $42.9 billion, Great Western Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. Great Western's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.